Exhibit 99.1

Raven Industries Reports Fourth Quarter Fiscal 2020 Results
Strategic Growth Platforms Launched: Raven Autonomy™, Raven Composites™
Sioux Falls, S.D. - March 23, 2020 - Raven Industries, Inc. (the Company); (NASDAQ:RAVN) today reported financial results for the fourth quarter that ended January 31, 2020.

Fourth Quarter Fiscal 2020 Noteworthy Items:
•Applied Technology acquired Smart Ag, Inc. (Smart Ag®) and a majority ownership in DOT Technology Corp. (DOT®) in support of the Raven Autonomy™ strategic platform for growth;
•Applied Technology's net sales increased 13 percent year-over-year, despite broad market weakness, on higher sales volume in both the U.S. and Latin America;
•Applied Technology's operating income decreased 16 percent year-over-year in the fourth quarter, which included $2.8 million of expenses related to Raven Autonomy™;
•Engineered Films' net sales decreased 20 percent year-over-year, partially driven by a $4.0 million decline in hurricane recovery film sales;
•Engineered Films launched fabrication operations on the East Coast of the U.S. to expand its serviceable markets for geomembrane, energy and construction products;
•Aerostar's net sales increased 42 percent year-over-year driven by higher sales of stratospheric platforms and technical services and the delivery of $2 million in aerostats;
•Aerostar successfully went live on the Company's new enterprise resource planning (ERP) platform, joining Engineered Films on the same platform.

Fiscal 2020 Noteworthy Items:
•Aerostar's net sales and division profit increased 7 percent and 5 percent, respectively, driven by strength in products and technical services related to stratospheric platforms and radar systems;
•Aerostar was awarded two aerostat contracts totaling $10 million, $8 million of which is expected to be realized in fiscal 2021;
•Despite end-market challenges in North America, sales in Applied Technology grew year-over-year, driven by sales of new products and growth in international markets;
•Applied Technology’s investment in its Latin American operations drove a 40 percent increase in net sales year-over-year in this key region;
•Applied Technology released its best-in-class visual guidance technology, VSN™;
•The Company launched THRIVE, a business leadership program designed to invest in team member development and support future growth.

Fourth Quarter Results:
Consolidated net sales for the fourth quarter of fiscal 2020 were $85.8 million, down 2.6 percent versus the fourth quarter of fiscal 2019. The year-over-year decline was driven by Engineered Films. The division experienced lower sales demand in the geomembrane market (specifically in the energy sub-market) in addition to a $4.0 million decrease in hurricane recovery film sales. The decline in Engineered Films was mostly offset by growth in Applied Technology and Aerostar. Net sales for those two divisions grew 12.5 percent and 42.3 percent, respectively, versus the fourth quarter of fiscal 2019.

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Raven Industries Fourth Quarter 2020 Results
March 23, 2020

Consolidated operating income for the fourth quarter of fiscal 2020 was $2.9 million versus operating income of $3.4 million in the fourth quarter of fiscal 2019, decreasing 13.2 percent year-over-year. Included in the results for the fourth quarter of fiscal 2020 was $3.2 million of Raven Autonomy™ related expenses. The change in consolidated operating income was driven by lower sales and corresponding negative operating leverage in Engineered Films as well as Raven Autonomy™ related expenses. These impacts were partially offset by increased sales volume and improved profitability within Aerostar and Applied Technology's underlying businesses.

Net income attributable to Raven for the fourth quarter of fiscal 2020 was $3.3 million, or $0.09 per diluted share, versus $3.0 million, or $0.08 per diluted share, in last year's fourth quarter. Raven Autonomy™ decreased net income attributable to Raven by $2.3 million, or $0.06 per diluted share, in the fourth quarter of fiscal 2020. Tax expense in the fourth quarter decreased primarily due to higher research and development tax credits, lower pre-tax income, and timing of discrete tax items.

Supplemental Financial Information:
As part of the Investor Day event held during the fourth quarter of fiscal 2020, the Company updated its long-term financial guidance, which includes an expected decline in near-term operating margin for Applied Technology and consolidated Raven. This temporary decrease will be driven by the Company's planned investment to advance Raven Autonomy™, one of the Company's strategic platforms for growth.

The investment in Raven Autonomy™ began in the fourth quarter of fiscal 2020 through the acquisition of Smart Ag and a majority ownership in DOT, both early-stage pre-revenue technology companies. The investment will accelerate further throughout fiscal 2021 as these technologies are fully developed, integrated and commercialized. The investment will largely be focused on research and development but will also include selling and administrative activities, all of which are recognized as expenses in the period incurred. Additionally, there will be amortization expense of the acquired intangibles when commercialization begins.

The Company plans to provide supplemental financial information to investors during the investment period in order to provide clarity on Applied Technology's historical business. The financial impact of Raven Autonomy™ in the fourth quarter of fiscal 2020 was as follows:

Fourth Quarter Fiscal 2020 Financial Impact of Raven Autonomy™
(dollars in millions, except per share amounts)	Increase (Decrease)
Net sales	$—
Gross profit	—
Applied Technology Operating income	(2.8)
Consolidated Operating income	(3.2)
Consolidated EBITDA[2]	(2.6)
Net income attributable to Raven Industries, Inc.	(2.3)

Net income per common share - Diluted	$(0.06)

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Raven Industries Fourth Quarter 2020 Results
March 23, 2020

Applied Technology Division:
Net sales for Applied Technology in the fourth quarter of fiscal 2020 were $32.9 million, up 12.5 percent year-over-year. Despite the continued ag market challenges in North America caused by the historically wet spring, the division achieved year-over-year growth led by the strength of its product portfolio, which drove higher sales volume in both the U.S. and Latin America.

Division operating income in the fourth quarter of fiscal 2020 was $5.6 million, down $1.0 million or 15.5 percent versus the fourth quarter of fiscal 2019. This year's fourth quarter results included $2.8 million in research and development and other Raven Autonomy™ related expenses. In Applied Technology's underlying business, the division achieved growth in sales volume and produced strong incremental margins.

Engineered Films Division:
Net sales for Engineered Films in the fourth quarter of fiscal 2020 were $39.5 million, down $10.0 million or 20.1 percent year-over-year. The year-over-year decline was led by lower sales in the geomembrane market (specifically in the energy sub-market), due to weak end-market demand. In addition, the year-over-year sales development was negatively impacted by a $4.0 million decrease in hurricane recovery film sales, which given their nature are infrequent.

Division operating income in the fourth quarter of fiscal 2020 was $3.7 million, down $2.8 million or 42.7 percent versus the fourth quarter of fiscal 2019. Lower sales volume and the resulting negative operating leverage drove the year-over-year decline in division operating income.

Aerostar Division:
Net sales for Aerostar in the fourth quarter of fiscal 2020 were $13.4 million, up $4.0 million or 42.3 percent versus the fourth quarter of fiscal 2019. This increase was led by sales growth in the division's stratospheric platforms and technical services. In addition, the division realized $2.3 million in aerostat sales related to the recently awarded aerostat contracts. The remaining aerostat contract award of $8 million is expected to be realized in fiscal 2021. Aerostat sales vary significantly from year-to-year, as customer demand for such products is inherently inconsistent. The division's aerostat product line is very competitive and generates strong margins for the division. Aerostats are core to the division, and Aerostar will continue to supply these systems when there is demand.

Division operating income in the fourth quarter of fiscal 2020 was $1.2 million, up $3.5 million versus the fourth quarter of fiscal 2019. Increased sales volume of stratospheric platforms and aerostats drove the year-over-year increase in operating income. When analyzing the performance of Aerostar, it is beneficial to evaluate the division over a longer period of time due to the fluctuation in timing of contracts. Year-over-year, Aerostar generated strong growth in both net sales and operating income throughout fiscal 2020, and the division has achieved a compound annual growth rate of nearly 17 percent on revenue over the past three fiscal years.

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Raven Industries Fourth Quarter 2020 Results
March 23, 2020

Balance Sheet and Cash Flow:
At the end of the fourth quarter of fiscal 2020, cash and cash equivalents totaled $20.7 million, decreasing $56.4 million from the prior quarter. The sequential decrease in cash was primarily driven by the acquisition of Smart Ag and a majority ownership in DOT.

Fiscal Year 2020 Results:
Consolidated net sales for fiscal 2020 were $382.5 million, down 5.9 percent versus fiscal 2019. Net sales growth in both Aerostar and Applied Technology was offset by a decline in Engineered Films. In Engineered Films, the decrease in year-over-year net sales was driven by lower demand in its geomembrane market, in addition to a $12.6 million decline in hurricane recovery film sales.

Consolidated operating income for fiscal 2020 was $39.9 million, down 27.6 percent, versus $55.1 million in fiscal 2019. Included in the results for fiscal 2020 was $3.2 million of Raven Autonomy™ related expenses. The year-over-year decline was principally driven by lower sales volume and corresponding negative operating leverage in Engineered Films, Raven Autonomy™ related expenses, and increased investment in research and development expenses in Applied Technology. Included in consolidated operating income for both fiscal 2019 and fiscal 2020 were Project Atlas related expenses, with fiscal 2019 also including an expense associated with a gift to South Dakota State University (see figures below).

Net income attributable to Raven for fiscal 2020 was $35.2 million, or $0.97 per diluted share, versus net income attributable to Raven of $51.8 million, or $1.42 per diluted share, in fiscal 2019.

In fiscal 2020, net income attributable to Raven included the following significant items:
•The investment in Raven Autonomy™ of $3.2 million ($2.3 million after-tax, or $0.06 per diluted share);
•Project Atlas related expenses of $2.7 million ($2.1 million after-tax, or $0.06 per diluted share).
In fiscal 2019, net income attributable to Raven included the following significant items:
•A non-operating gain on the sale of the Company's ownership interest in SST of $5.8 million ($4.6 million after-tax, or $0.13 per diluted share);
•An expense associated with a gift to South Dakota State University of $4.5 million ($3.6 million after-tax, or $0.10 per diluted share);
•Project Atlas related expenses of $4.0 million ($3.2 million after-tax, or $0.09 per diluted share).

Strategic Platforms for Growth:
During the fourth quarter, the Company announced details for its two new strategic platforms for growth: Raven Autonomy™ and Raven Composites™. By building upon expertise in machine control technology and reinforced materials, the Company is investing from a position of strength to execute and spur a step-change in long-term earnings growth. As a result of these initiatives, the combined investment in research and development, acquisition activity, and capital expenditures will increase significantly over the next five years to drive a step-change in long-term growth. However, given the current global economic uncertainties, the Company is going to take a more measured approach in fiscal year 2021. As a result, Raven Autonomy™ will be prioritized for
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Raven Industries Fourth Quarter 2020 Results
March 23, 2020

investment, while investment in Raven Composites™ will be more modest and likely not include an acquisition in the next nine months.

Raven Autonomy™ is expected to propel Applied Technology to become an industry leader in autonomous agricultural solutions. The Company began executing on its plan in the fourth quarter of fiscal 2020 through the acquisition of Smart Ag and by acquiring a majority ownership in DOT. As both companies were pre-revenue and in the technological development stage, Raven Autonomy™ did not generate sales in fiscal 2020. The Company plans to commercialize its first Raven Autonomy™ products by bringing the Dot system and AutoCart® to the market in fiscal 2021. Initial revenues are expected to be modest in the first year of commercialization. The Dot system is the unique U-shaped platform designed to autonomously handle a large variety of agriculture implements, and AutoCart allows users to operate a driverless tractor and grain cart from the cab of the combine. To support these commercialization efforts and further development of autonomous solutions for agriculture, Applied Technology expects to invest approximately $15 million in research and development and selling activities. The division previously planned to invest approximately $20 million in such activities in fiscal 2021 but has appropriately tempered its plans in light of the current economic environment. The division will also recognize $3 million in acquisition related amortization expense in fiscal 2021.

Raven Composites™ is expected to propel Engineered Films to become an industry leader in the reinforced composites market. In fiscal 2021, the Company plans to make modest investments in Raven Composites™ through investments in capital equipment to advance greenfield operations. An aggressive acquisition strategy, with a cadence of at least one acquisition a year, was envisioned for Raven Composites™ when this strategic platform was launched in November 2019. While the Company fully expects to execute on acquisitions to spring-board growth in the composites market, these will likely be delayed until fiscal year 2022 given the unprecedented uncertainties currently impacting the global economy. As a result of the planned investments, the Company is anticipating initial revenues from Raven Composites™ to begin in the second half of fiscal year 2021. Initial revenues will be modest and targeted in the construction, industrial and transportation markets.

Fiscal 2021 Outlook:
"While we are extremely excited about our long-term future, we cannot ignore the global economic uncertainties brought about by recent world events," said Dan Rykhus, President and CEO. "This is generating concerns from many market participants, and the likelihood of a global economic slowdown for the next several months is high. How extensive and how long this will persist are indeterminable, but I am very confident in our ability to respond to the challenges this is creating. We are in a very strong relative position. We serve diverse end-markets, we have strong competitive positions, we generate robust operating margins, and we have a solid balance sheet and cash flow profile. We will effectively manage the short-term uncertainties and financial performance, while continuing to fund our strategic platforms for growth, although not nearly as aggressively as we planned prior to the recent events.

"With respect to fiscal 2020, we are pleased with the results achieved given the unique market challenges that presented themselves. Market introduction of autonomous agricultural solutions in Raven Autonomy™, greenfield
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Raven Industries Fourth Quarter 2020 Results
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investments in Raven Composites™, and continued success in Aerostar are focused targets for fiscal 2021.

“Building on the acquisition of Smart Ag and a majority ownership in DOT, Applied Technology is moving towards becoming a market leader in autonomous agricultural solutions in fiscal 2021. We are making significant investments to commercialize autonomous agricultural solutions, while also continuing to release innovative precision ag products that solve challenges for our ag retailer and OEM partners. Investments in Raven Autonomy™ will negatively impact profits and margins in fiscal 2021; however, our underlying historical business in Applied Technology is strong. While the global economic environment will impact the ag market, the underlying historical business has a very strong product offering, which generates compelling returns for its end customers.

"In Engineered Films, we are focused on maximizing the returns on past investments given weaker anticipated end-market demand. We expect to see continued challenges in our geomembrane market (specifically in the energy sub-market), as recent global economic developments have significantly impacted oil prices and will drive reductions in domestic drilling activities. We believe the division's diverse market exposure will help insulate it from certain market dynamics, and the division is prepared for challenging end-market conditions. During fiscal 2021, we plan to make progress on the execution of our Raven Composites™ strategy through greenfield operations as we leverage our reinforced materials expertise to deliver thinner, lighter, and stronger composites to our customers. By developing Raven Composites™ and realizing opportunities in the industrial market, Engineered Films is expecting to set the foundation for stronger growth over the long-term.

"I am very pleased with Aerostar's financial performance and execution on its core stratospheric platforms and radar systems. The division will be executing on its noteworthy government contract wins while further advancing its technical services and integrated hardware and software solutions. The division expects to build on this year's strong performance in fiscal year 2021.

"This will be a very interesting and challenging year for Raven. While we are in such a unique position to capitalize on significant opportunities in the marketplace by advancing Raven Autonomy™ and Raven Composites™, we are not going to be as bold as we would prefer in fiscal 2021. We face great uncertainty and we must be prudent. We will be emphasizing the following four strategic priorities: upholding the Raven Way in all the decisions we make, emphasizing cash flow and liquidity from a position of strength, protecting the core business and our strong market positions, and continuing to invest in Raven Autonomy™, a strategic platform with tremendous long-term growth potential. We are a strong Company with a bright future, and we will prudently monitor and respond to whatever short-to-intermediate term economic conditions we face to ensure continued long-term success," concluded Rykhus.

Regulation G:
The information presented in this earnings release regarding consolidated and segment earnings before interest, taxes, depreciation, and amortization (EBITDA), do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Additionally, management has included this non-GAAP information to assist in understanding the
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Raven Industries Fourth Quarter 2020 Results
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operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act.

Generally, forward-looking statements can be identified by words such as "may," "will," "plan," "believe," "expect," "intend," "anticipate," "potential," "should," "estimate," "predict," "project," "would," and similar expressions, which are generally not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our future operating or financial performance or events, our strategy, goals, plans and projections regarding our financial position, our liquidity and capital resources, and our product development - are forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements, because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain known risks, as described in the Company’s 10K under Item 1A, and unknown risks and uncertainties that may cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.

Contact Information:
Jared Stearns
Investor Relations Manager
Raven Industries, Inc.
+1(605)-336-2750
Source: Raven Industries, Inc.

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Raven Industries Fourth Quarter 2020 Results
March 23, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2020	2019	Fav (Un) Change	2020	2019	Fav (Un) Change
Net sales	$85,761	$88,022	(2.6)%	$382,530	$406,668	(5.9)%
Cost of sales	58,722	62,732		258,783	274,119
Gross profit	27,039	25,290	6.9%	123,747	132,549	(6.6)%
Gross profit percentage	31.5%	28.7%		32.3%	32.6%

Research and development expenses	9,558	8,260		31,558	26,174
Selling, general, and administrative expenses	14,565	13,669		52,250	51,242
Operating income	2,916	3,361	(13.2)%	39,939	55,133	(27.6)%
Operating income percentage	3.4%	3.8%		10.4%	13.6%

Other income (expense), net	(303)	223		95	6,437
Income before income taxes	2,613	3,584	(27.1)%	40,034	61,570	(35.0)%

Income tax expense	(91)	635		5,421	9,697
Net income	2,704	2,949	(8.3)%	34,613	51,873	(33.3)%

Net income (loss) attributable to the noncontrolling and redeemable noncontrolling interest	(582)	(1)		(583)	79

Net income attributable to Raven Industries, Inc.	$3,286	$2,950	11.4%	$35,196	$51,794	(32.0)%

Net income per common share:
- Basic	$0.09	$0.08	12.5%	$0.98	$1.44	(31.9)%
- Diluted	$0.09	$0.08	12.5%	$0.97	$1.42	(31.7)%

Weighted average common shares:
- Basic	35,893	36,061		35,984	36,007
- Diluted	36,099	36,433		36,216	36,439

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Raven Industries Fourth Quarter 2020 Results
March 23, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	January 31	January 31
	2020	2019
ASSETS
Cash and cash equivalents	$20,707	$65,787
Accounts receivable, net	62,552	54,472
Inventories, net	53,899	54,076
Other current assets	5,436	8,736
Total current assets	142,594	183,071

Property, plant and equipment, net	100,850	106,615
Goodwill	106,509	50,942
Intangible assets, net	46,217	16,293
Other assets	7,087	3,324
TOTAL ASSETS	$403,257	$360,245

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$14,893	$8,272
Accrued and other liabilities	23,030	24,781
Total current liabilities	37,923	33,053

Long-term borrowings	225	—
Other liabilities	29,161	18,235
Total liabilities	67,309	51,288

Redeemable noncontrolling interest	21,302	—

Shareholders' equity	314,646	308,957
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$403,257	$360,245

Net Working Capital and Net Working Capital Percentage[1]
Accounts receivable, net	$62,552	$54,472
Plus: Inventories, net	53,899	54,076
Less: Accounts payable	14,893	8,272
Net working capital[1]	$101,558	$100,276

Annualized net sales	$343,044	$352,088
Net working capital percentage[1]	29.6%	28.5%

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Raven Industries Fourth Quarter 2020 Results
March 23, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Twelve Months Ended January 31,
	2020	2019
Cash flows from operating activities:
Net income	$34,613	$51,873
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,241	15,123
Other operating activities, net	4,018	(1,044)
Net cash provided by operating activities	54,872	65,952

Cash flows from investing activities:
Capital expenditures	(8,560)	(14,127)
Payments related to business acquisitions, net of cash acquired	(53,317)	(7,671)
Proceeds from sale or maturities of investments	1,170	7,334
Purchases of investments	(1,118)	(745)
Proceeds from sale of assets	3,459	832
Other investing activities, net	(243)	(2,067)
Net cash used in investing activities	(58,609)	(16,444)

Cash flows from financing activities:
Dividends paid	(18,650)	(18,753)
Payments for common shares repurchased	(10,781)	—
Proceeds from borrowings	33,593	—
Payment of debt	(39,762)	—
Payment of acquisition-related contingent liabilities	(1,306)	(1,324)
Other financing activities, net	(3,981)	(3,678)
Net cash used in financing activities	(40,887)	(23,755)

Effect of exchange rate changes on cash	(456)	(501)

Net increase (decrease) in cash and cash equivalents	(45,080)	25,252
Cash and cash equivalents at beginning of period	65,787	40,535
Cash and cash equivalents at end of period	$20,707	$65,787

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Raven Industries Fourth Quarter 2020 Results
March 23, 2020

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2020	2019	Fav (Un) Change	2020	2019	Fav (Un) Change
Net sales
Applied Technology	$32,864	$29,217	12.5%	$130,460	$129,749	0.5%
Engineered Films	39,505	49,468	(20.1)%	197,719	226,574	(12.7)%
Aerostar	13,403	9,418	42.3%	54,443	50,867	7.0%
Intersegment eliminations	(11)	(81)		(92)	(522)
Consolidated net sales	$85,761	$88,022	(2.6)%	$382,530	$406,668	(5.9)%

Operating income
Applied Technology	$5,552	$6,571	(15.5)%	$30,672	$39,044	(21.4)%
Engineered Films	3,708	6,473	(42.7)%	28,695	39,714	(27.7)%
Aerostar	1,170	(2,300)	150.9%	8,597	8,179	5.1%
Intersegment eliminations	10	(2)		—	(35)
Total segment income	$10,440	$10,742	(2.8)%	$67,964	$86,902	(21.8)%
Corporate expenses	(7,524)	(7,381)	(1.9)%	(28,025)	(31,769)	11.8%
Consolidated operating income	$2,916	$3,361	(13.2)%	$39,939	$55,133	(27.6)%

Operating income percentages
Applied Technology	16.9%	22.5%	(560)bps	23.5%	30.1%	(660)bps
Engineered Films	9.4%	13.1%	(370)bps	14.5%	17.5%	(300)bps
Aerostar	8.7%	(24.4)%	3310bps	15.8%	16.1%	(30)bps
Consolidated operating income	3.4%	3.8%	(40)bps	10.4%	13.6%	(320)bps

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Raven Industries Fourth Quarter 2020 Results
March 23, 2020

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[2]
(Dollars in thousands) (Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
			Fav (Un)			Fav (Un)
	2020	2019	Change	2020	2019	Change
Applied Technology
Reported Operating income	$5,552	$6,571	(15.5)%	$30,672	$39,044	(21.4)%
Plus: Depreciation and amortization	1,039	1,015	2.4%	3,995	3,433	16.4%
ATD EBITDA	$6,591	$7,586	(13.1)%	$34,667	$42,477	(18.4)%
ATD EBITDA % of Net Sales	20.1%	26.0%		26.7%	32.7%

Engineered Films
Reported Operating income	$3,708	$6,473	(42.7)%	$28,695	$39,714	(27.7)%
Plus: Depreciation and amortization	2,397	2,222	7.9%	9,518	9,149	4.0%
EFD EBITDA	$6,105	$8,695	(29.8)%	$38,213	$48,863	(21.8)%
EFD EBITDA % of Net Sales	15.5%	17.6%		19.3%	21.6%

Aerostar
Reported Operating income	$1,170	$(2,300)	150.9%	$8,597	$8,179	5.1%
Plus: Depreciation and amortization	253	229	10.5%	933	891	4.7%
Aerostar EBITDA	$1,423	$(2,071)	168.7%	$9,530	$9,070	5.1%
Aerostar EBITDA % of Net Sales	10.6%	(22.0)%		17.6%	17.8%

Consolidated
Net income attributable to Raven Industries Inc.	$3,286	$2,950	11.4%	$35,196	$51,794	(32.0)%
Interest (income) expense, net	35	(182)		(609)	(372)
Income tax expense	(91)	635		5,421	9,697
Plus: Depreciation and amortization	4,117	3,850		16,241	15,123
Consolidated EBITDA	$7,347	$7,253	1.3%	$56,249	$76,242	(26.2)%
Consolidated EBITDA % of Net Sales	8.6%	8.2%		14.7%	18.7%
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1 Net working capital is defined as accounts receivable, (net) plus inventories, (net) less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales for each respective period.
2 EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest (income) expense, (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales.

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